     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2001

                                                      REGISTRATION NO. 333-44106
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

                     BERMUDA                                          NOT APPLICABLE
           (State or other jurisdiction                               (IRS Employer
        of incorporation or organization)                          Identification No.)

                            ------------------------

                        THE ZURICH CENTRE, SECOND FLOOR
                               90 PITTS BAY ROAD
                            PEMBROKE HM 08, BERMUDA
                                (441) 292-8674*
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

*Tyco International Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

                                                        COPIES TO:
                                                                                   FATI SADEGHI, ESQ.
                  MEREDITH B. CROSS, ESQ.                                       SENIOR CORPORATE COUNSEL
                 WILMER, CUTLER & PICKERING                                 C/O TYCO INTERNATIONAL (US) INC.
                     2445 M STREET, NW                                               ONE TYCO PARK
                    WASHINGTON, DC 20037                                      EXETER, NEW HAMPSHIRE 03833
                       (202) 663-6000                                                (603) 778-9700

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

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                         POST-EFFECTIVE AMENDMENT NO. 1

      TYCO INTERNATIONAL LTD. HEREBY AMENDS ITS REGISTRATION STATEMENT ON FORM S-3, FILE NO. 333-44106, FOR THE PURPOSE OF FILING EXHIBITS 1 AND 5.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         1              Underwriting Agreement, dated June 1, 2001, by and between the Registrant and Lehman Brothers Inc., related to the
                        Common Shares

         3.1 Memorandum of Association (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992)

         3.2            Certificate of Incorporation on change of name (incorporated by reference to Exhibit 3.2 to the Registrant's Current
                        Report on Form 8-K filed July 10, 1997)

         3.3            Bye-Laws of Tyco (incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q filed
                        May 11, 2001)

         4.1            Form of Senior Indenture (incorporated by reference to
                        Exhibit 4.5 to the Registrant's Form S-3 filed February 13,
                        1998 (File No. 333-43333))

         4.2            Form of Subordinated Indenture*

         4.3            Form of Common Share Certificate (incorporated by reference to Exhibit 4.7 to the Registrant's Form S-3 filed
                        February 13, 1998 (File No. 333-43333))

         4.4            Form of Preference Share Certificate**

         4.5            Form of Deposit Agreement**

         5              Opinion of Appleby Spurling & Kempe

        12              Computation of Ratio of Earnings to Fixed Charges*

        23.1            Consent of PricewaterhouseCoopers*

        23.2            Consent of Deloitte & Touche LLP*

        23.3            Consent of Arthur Andersen LLP*

        23.4 Consent of Appleby Spurling & Kempe (contained in the opinion filed as Exhibit 5 hereto)

        24              Powers of Attorney*

        25.1            Statement of Eligibility of Trustee on Form T-1 for Senior
                        Indenture (incorporated by reference to Exhibit 25 to the Registrant's Form S-3 filed February 13, 1998 (File
                        No. 333-43333))

        25.2            Statement of Eligibility of Trustee on Form T-1 for
                        Subordinated Indenture**

------------------------

*   Previously filed.

**  To be filed by amendment.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 12th day of June, 2001.

                                                       TYCO INTERNATIONAL LTD.

                                                       By:              /s/ MARK H. SWARTZ
                                                            -----------------------------------------
                                                                          Mark H. Swartz
                                                            EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                                                                       OFFICER AND DIRECTOR
                                                               (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                                             OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on June 12, 2001 in the capacities indicated below.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Chairman of the Board, President,
     -------------------------------------------       Chief Executive Officer and Director
                 L. Dennis Kozlowski                   (Principal Executive Officer)

                          *                            Director
     -------------------------------------------
                 Lord Ashcroft KCMG

                          *                            Director
     -------------------------------------------
                  Joshua M. Berman

                          *                            Director
     -------------------------------------------
                  Richard S. Bodman

                          *                            Director
     -------------------------------------------
                    John F. Fort

                          *                            Director
     -------------------------------------------
                   Stephen W. Foss

                          *                            Director
     -------------------------------------------
                    Wendy E. Lane

                          *
-----------------------------------------------------  Director
                James S. Pasman, Jr.
                          *                            Director
     -------------------------------------------
                  W. Peter Slusser

                 /s/ MARK H. SWARTZ                    Executive Vice President,
     -------------------------------------------       Chief Financial Officer and Director
                   Mark H. Swartz                      (Principal Financial and Accounting Officer)

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Director
     -------------------------------------------
                 Frank E. Walsh, Jr.

                                                       Director
     -------------------------------------------
                   Joseph F. Welch

*By:                   /s/ MARK H. SWARTZ
             --------------------------------------
                         Mark H. Swartz
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         1              Underwriting Agreement, dated June 1, 2001, by and between the Registrant and Lehman Brothers Inc., related to the
                        Common Shares

         3.1 Memorandum of Association (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992)

         3.2            Certificate of Incorporation on change of name (incorporated by reference to Exhibit 3.2 to the Registrant's Current
                        Report on Form 8-K filed July 10, 1997)

         3.3            Bye-Laws of Tyco (incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q filed
                        May 11, 2001)

         4.1            Form of Senior Indenture (incorporated by reference to
                        Exhibit 4.5 to the Registrant's Form S-3 filed February 13,
                        1998 (File No. 333-43333))

         4.2            Form of Subordinated Indenture*

         4.3            Form of Common Share Certificate (incorporated by reference to Exhibit 4.7 to the Registrant's Form S-3 filed
                        February 13, 1998 (File No. 333-43333))

         4.4            Form of Preference Share Certificate**

         4.5            Form of Deposit Agreement**

         5              Opinion of Appleby Spurling & Kempe

        12              Computation of Ratio of Earnings to Fixed Charges*

        23.1            Consent of PricewaterhouseCoopers*

        23.2            Consent of Deloitte & Touche LLP*

        23.3            Consent of Arthur Andersen LLP*

        23.4 Consent of Appleby Spurling & Kempe (contained in the opinion filed as Exhibit 5 hereto)

        24              Powers of Attorney*

        25.1            Statement of Eligibility of Trustee on Form T-1 for Senior
                        Indenture (incorporated by reference to Exhibit 25 to the Registrant's Form S-3 filed February 13, 1998 (File
                        No. 333-43333))

        25.2            Statement of Eligibility of Trustee on Form T-1 for
                        Subordinated Indenture**

------------------------

*   Previously filed.

**  To be filed by amendment.